Exhibit 99.1

(1)
The shares of common stock of Petros Pharmaceuticals, Inc. ("Petros") are directly held by JCP III SM AIV, L.P. ("JCP III AIV"), METP Holdings, LLC ("METP") and Metuchen Therapeutics, LLC ("MT"). JCP III AIV holds an ownership percentage of 67.9% of MT. The shares of common stock directly held by JCP III AIV, METP and MT are also indirectly beneficially owned by Juggernaut Partners III GP, L.P. ("JCP III GP") the sole general partner of JCP III AIV and METP, Juggernaut Partners III GP, Ltd. ("JCP III GP Ltd"), the sole general partner of JCP III GP, and John Shulman, the sole director of JCP III GP Ltd (JCP III GP, JCP III GP Ltd and Mr. Shulman, together the "Indirect Reporting Persons").  Mr. Shulman is also a Director of Petros.  Each of the Indirect Reporting Persons disclaims beneficial ownership within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise of such portion of the common stock held directly by JCP III AIV in which the Indirect Reporting Persons have no pecuniary interest.

The address of each of Mr. Shulman, JCP III AIV, METP, MT, JCP III GP and JCP III GP Ltd is 5301 Wisconsin Avenue, NW, Suite 570, Washington, DC 20015.